Item 24. Exhibit (8) i. a. 1.

AMENDMENT NO. 2

PARTICIPATION AGREEMENT

The Participation Agreement (the “Agreement”), dated as of April 30, 2004, by and among AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware trust (“AVIF”); Invesco Distributors, Inc. (“INVESCO”), a Delaware corporation, and C.M. Life Insurance Company, a Connecticut life insurance company (“LIFE COMPANY”), is hereby amended as follows:

WHEREAS, the parties desire to amend the Agreement to add a party pursuant to Section 21.

NOW THEREFORE, the parties hereby agree to amend the terms of the Agreement, as follows:

1.	The parties wish to amend the Agreement to add MML Bay State Life Insurance Company, a Connecticut life insurance company as a party. The parties agree to add MML Bay State Life Insurance Company with the same rights and obligations as C.M. Life Insurance Company (each, individually an “LIFE COMPANY” and collectively, the “LIFE COMPANIES”).

2.	All references in this Agreement to “LIFE COMPANY” shall be replaced with “LIFE COMPANIES”.

3.	The parties agree that:

a.	any expenses incurred pursuant to the Agreement shall be allocated to and from the parties in conformity with customary insurance accounting practice; and

b.	the books, accounts and records of each party shall be maintained as to clearly and accurately disclose the precise nature and details of transactions performed pursuant to the Agreement.

c.	all books and records of the Life Company are and remain the property of the Life Company and are subject to control of the Life Company;

d.	all funds and invested assets of the Life Company are the exclusive property of the Life Company, held for the benefit of the Life Company and are subject to the control of the Life Company;

e.	if the Life Company is placed in receivership or seized by the Commissioner under Chapter 704c of the Connecticut General Statutes:

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i.	notice will be provided promptly to Invesco;
ii.	all of the rights of the Life Company under the Agreement extend to the receiver or Commissioner; and,
iii.	all books and records will immediately be available to the receiver or the Commissioner, and shall be turned over to the receiver or Commissioner immediately upon the receiver’s or the Commissioner’s request;
iv.	AVIF and Invesco have no automatic right to terminate the agreement; and
v.	AVIF and Invesco will continue to maintain any systems, programs or other infrastructure notwithstanding a seizure by the Commissioner under Chapter 704c of the Connecticut General Statutes, and will make them available to the receiver, for as long as AVIF and Invesco continue to receive timely payment for services rendered; and
vi.	In the event of a conflict between 5.4 of the Participation Agreement and this section, the parties agree that this section will control.

f.	The parties agree that any claim or dispute between them under this Agreement shall be submitted to the jurisdiction of FINRA Dispute Resolution, to be heard and decided by an industry arbitration panel in accordance with the rules and of FINRA as applicable when the arbitration is filed. If FINRA declines jurisdiction of the dispute for any reason, then the dispute may be resolved through arbitration in accordance with the rules and regulations of the American Arbitration Association. Any award by an arbitration panel shall be final and not subject to appeal and judgment upon the award may be entered by any court having jurisdiction. Venue for any such arbitration hearing will be the State of Texas. This Section 3(f) shall survive any termination of this Agreement.

4.	The parties agree that any amendments, changes, or assignments of the Agreement are subject to the approval of the State of Connecticut Insurance Department.

5.	Except as expressly provided in this amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

6.	Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

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IN WITNESS WHEREOF, the parties below have caused this amendment to be executed by their duly authorized officers effective as of the 24th day of May, 2019.

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

Attest:		By:	/s/ Jeffrey H. Kupor
Name:	Veronica Castillo	Name:	Jeffrey H. Kupor
Title:	Assistant Secretary	Title:	Senior Vice President

INVESCO DISTRIBUTORS, INC.

Attest:		By:	/s/ Nicole Filingeri

Name:	Veronica Castillo	Name:	Nicole Filingeri

Title:	Assistant Secretary	Title:	Vice President

C.M. LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

Attest:	/s/ Michael Lasch	By:	/s/ Philip Michalowski

Name:	Michael Lasch	Name:	Philip Michalowski

Title:	Head of Investment Product-Annuity	Title:	Head of Annuity Product

MML BAY STATE LIFE INSURANCE COMPANY

Attest:	/s/ Michael Lasch	By:	/s/ Philip Michalowski

Name:	Michael Lasch	Name:	Philip Michalowski

Title:	Head of Investment Product-Annuity	Title:	Head of Annuity Product

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